EXHIBIT 21

                         PRIORITY HEALTHCARE CORPORATION
                        EXHIBIT 21 - LIST OF SUBSIDIARIES

Priority Healthcare Pharmacy, Inc. - Lake Mary, FL
Pharmacy Plus, Inc. - Lake Mary, FL and Philadelphia, PA
Priorityhealthcare.com, Inc. - Lake Mary, FL

All of the subsidiaries listed above are Florida corporations.